FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2008 THIRD QUARTER RESULTS;
MANAGEMENT REAFFIRMS 2008 GUIDANCE AND LONG-TERM OUTLOOK
ANNOUNCES NEW CREDIT FACILITY WITH SOVEREIGN BANK

Year-to-Date Contracts Total $51.5 Million, Up 172% From Same Period In 2007

Edgewood, NY – November 10, 2008 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Alternext US: CVU) today announced results for the third quarter and nine months ended September 30, 2008.

Third Quarter 2008 vs. 2007
•	Revenue increased 30% to a record $9,434,095 from $7,256,709;
•	Gross margin was 23% compared to 27%;
•	Pre-tax income was $1,352,122, compared to $862,136; and,
•	Net income was $892,122, or $0.14 per diluted share, up 67% compared to $535,136, or $0.09 per diluted share.

Nine Months 2008 vs. 2007
•	Revenue increased 30% to $26,353,255 from $20,219,345;
•	Gross margin was 23% as compared to 27%;
•	Pre-tax income was $2,541,898 compared to $2,223,773;
•	Net income was $1,681,898 or $0.27 per diluted share, compared to $1,378,773 or $0.23 per diluted share; and,
•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $290 million.

Edward J. Fred, CPI Aero’s President & CEO, stated, “As expected, the second half of the year is shaping up to be stronger than the first half of the year.  In the third quarter we reported record revenue of $9.4 million, increasing 30% compared to third quarter of 2007.  As anticipated, third quarter net income of $892,122 increased at a much faster rate than revenue, 67% versus 30%, and demonstrates the operating leverage inherent in our business model.  We are on track to achieve the best revenue year in our history of approximately $35 million, a 25% increase over 2007, and net income of approximately $2.6 million, a year-over-year increase of 37%.”

Mr. Fred continued, “The excellent quality of the assemblies that we have provided to our customers and our on-time delivery record, have helped us win repeat business and follow-on orders.  We have also added a number of new prime contractors to our customer list.  As a result, through October 31, 2008, total year-to-date awards amounted to $51.5 million, compared to $18.9 million for the same period last year, a 172% increase.  Of this year’s amount, $42.5 million represents subcontract awards ($32.8 million military subcontract awards and $9.7 million commercial subcontract awards) from major aerospace companies, compared to $14.0 million of subcontract awards for the same period of 2007.  Year-to-date contract awards have already surpassed 2007 total awards of $37.7 million.”

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CPI Aero News Release                                                                                                                                Page 2
November 10, 2008

Mr. Fred continued, “Our reputation has been elevated in our industry thanks to our very impressive list of customers.  We are on the radar screens of additional primes including other helicopter and business/private jet makers, who are starting to know CPI Aero as a premier supplier of aircraft structure.  Even with the large contract awards announced recently, the amount of total bids outstanding continues to rise as we are now bidding on contracts with these new primes.  As of October 31, 2008 we still had approximately $290 million in formalized bids outstanding.”

Mr. Fred, noted, “Given the tight world credit market, we are pleased to report that Sovereign Bank, our senior lender, has sufficient confidence in our future that on October 22, 2008, we obtained a $3 million, five-year, term loan from Sovereign (the “Sovereign Term Facility”).  Prior to entering into the term loan, we had borrowed $2.5 million under the Sovereign Revolving Facility to fund the initial tooling costs related to our long-term contract with Spirit.  The Company used the proceeds from the Sovereign Term Facility to repay the borrowings under the Sovereign Revolving Facility and to pay for additional tooling related to the Spirit contract.  Concurrent with entering into the Sovereign Term Facility, Sovereign Bank amended the terms of the Sovereign Revolving Facility extending the term until August, 2010.  The Sovereign Term Facility and Sovereign Revolving Facility now afford us $5.5 million of combined financing, of which $2.5 million is still available under the revolving facility, which will be used, as required, to help us continue our forecasted growth.”

Reaffirms Longer-Term Outlook
Mr. Fred continued, “ We are able to reaffirm our 2009 guidance which calls for revenue to be in the range of $42 million to $45 million, with resulting net income in the range of $3.9 million to $4.3 million.  Additionally, using 2008 as the baseline, for the three-year period ending in 2011, we expect to achieve a compounded annual growth rate for revenue in the range of 30% to 35%, with a resulting compounded annual growth rate for net income in the range of 50% to 60%.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call on Tuesday, November 11, 2008 at 11:00 am ET to discuss third quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 706-679-3079.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the UH-60 BLACK HAWK helicopter, the Sikorsky S-92 helicopter, the MH-60S mine countermeasure helicopter, the Gulfstream G650, C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet. CPI Aero is included in the Russell Microcap® Index.
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CPI Aero News Release                                                                                                                                Page 3
November 10, 2008

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
CPI Aero	Investor Relations Counsel:
Vincent Palazzolo	The Equity Group Inc.
Chief Financial Officer	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News ReleasePage 4
November 10, 2008

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Nine Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenue	9434095	$7,256,709	$ 26,353,255	$20,219,345
Income before provision for income taxes	1,352,122	862,136	2,541,898	2,223,773
Provision for income taxes	460,000	327,000	860,000	845,000
Net income	$892,122	$535,136	$1,681,898	$1,378,773

Earnings per common share – basic	$0.15	$0.09	$0.28	$0.24

Earnings per common share – diluted	$0.14	$0.09	$0.27	$0.23

Shares used in computing earnings per common share:
Basic	5,979,364	5,748,099	5,943,689	5,647,895
Diluted	6,252,685	6,145,930	6,217,010	5,989,138

Balance Sheet Highlights	9/30/08	12/31/07

Cash	$577,705	$338,391

Total current assets	41,841,656	35,575,822

Total assets	43,310,824	36,600,572

Total current liabilities	9,995,529	6,858,854

Working capital	31,846,127	28,716,968

Short-term debt	2,516,567	1,103,701

Long-term debt	46,685	7,605

Shareholders’ Equity	33,122,919	29,603,514

Total Liabilities and Shareholders’ Equity	$43,310,824	$36,600,572

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